Exhibit 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com

Otelco Announces Execution of

New $105 Million Credit Facilities

ONEONTA, Alabama (January 25, 2016) – Otelco Inc. (NASDAQ: OTEL), a wireline telecommunication services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced that it has executed new credit facilities totaling $105 million in the aggregate. Under the terms of a new senior loan agreement, Cerberus Business Finance, LLC will extend a new five year first lien term loan facility to Otelco in the aggregate principal amount of $85 million and also provide a new $5 million revolving credit facility, which will be undrawn at the time the term loan is funded. The first lien term loan bears interest at a rate equal to, at the Company’s option, either a reference rate plus an applicable margin equal to 5.50% or a LIBOR rate plus an applicable margin equal to 7.75%, with a 1.00% LIBOR floor. In addition, NewSpring Mezzanine Capital III, L.P. will provide a new five and a half year senior subordinated term loan facility in the amount of $15 million. The senior subordinated term loan bears cash interest at 12.00% and paid-in-kind interest at 2.00%. The total borrowings, together with cash on hand, will be used to refinance the Company’s existing bank-syndicated credit facility, which is scheduled to mature on April 30, 2016. The Company’s existing credit agreement will remain effective until funding occurs under the new credit facilities. Piper Jaffray & Co. served as the exclusive financial advisor and lead placement agent for the Company in connection with the new credit facilities.

“In a little less than three years, Otelco has reduced its current credit facility borrowings by $62 million to stand at approximately $100 million at the end of 2015,” said Rob Souza, President and Chief Executive Officer of Otelco. “As our industry landscape has changed, the Company has adjusted its financial strategy to redirect cash to reduce our leverage to current industry expectations. This accomplishment has been done while continuing to provide new telecommunications capabilities to our customers and maintaining excellent service quality through our dedicated employee team.”

All necessary regulatory approvals in connection with the new credit facilities have been received with final funding expected to occur by the end of February. Funding is subject to customary closing conditions.

“Cerberus and NewSpring are knowledgeable and experienced lenders in the telecommunications sector,” noted Souza. “We look forward to working with our new financing partners as we continue to drive value for our customers and shareholders.”

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other

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related services. With more than 97,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.

ABOUT PIPER JAFFRAY

Piper Jaffray Companies (NYSE: PJC) is an investment bank and asset management firm headquartered in Minneapolis with offices across the U.S. and in London, Zurich and Hong Kong. Securities brokerage and investment banking services are offered in the United States through Piper Jaffray & Co., Member NYSE and SIPC, in Europe through Piper Jaffray Ltd., authorized and regulated by the Financial Conduct Authority, and in Hong Kong through Piper Jaffray Hong Kong, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through three separate investment advisory affiliates registered with the U.S. Securities and Exchange Commission: Advisory Research Inc., Piper Jaffray Investment Management LLC and PJC Capital Partners LLC.

ABOUT CERBERUS

Established in 1992, Cerberus is one of the world’s leading private investment firms. Cerberus has more than US $29 billion under management invested in four primary strategies: operational private equity; real estate-related investments; commercial mid-market lending, and distressed securities and assets. From its headquarters in New York City and offices in the U.S., Europe and Asia, Cerberus has the on-the-ground presence, including both investment personnel and members of its Operations Team, to invest in multiple sectors, through multiple investment strategies, in countries around the world.

ABOUT NEWSPRING CAPITAL

NewSpring Capital is a leading provider of private equity capital focused in the Mid-Atlantic region. The Firm manages over $1 billion across four distinct strategies covering the spectrum from growth equity and control buyouts to equity and mezzanine debt. NewSpring Capital combines deep operating knowledge with financial and investing expertise to provide growing companies the financial resources, advice, network of contacts and strategic partnerships necessary to develop their businesses into market leaders. This philosophy has been a key tenet of NewSpring Capital’s approach and the success of its current and former portfolio companies demonstrates the Firm’s commitment. To learn more about NewSpring Capital, please visit www.newspringcapital.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could affect the timing of funding under the new credit facilities or the satisfaction of the conditions to that funding, or cause the actual results of Otelco to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Readers are urged to consider statements labeled with the terms “expects,” “intends,” “anticipates,” “plans,” “will” or other similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in Otelco’s filings with the Securities and Exchange Commission.

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